UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 21, 2014

Multi-Color Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Ohio	0-16148	31-1125853
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

4053 Clough Woods Dr. Batavia, Ohio	45103
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

Registrant’s telephone number, including area code 513/381-1480

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Indenture. On November 21, 2014, Multi-Color Corporation (the “Company”) issued $250,000,000 aggregate principal amount of 6.125% Senior Notes due 2022 (the “Notes”). The terms and conditions of the Notes and related matters are set forth in the Indenture, dated as of November 21, 2014, by and among the Company, the guarantors party thereto and U. S. Bank, National Association, as trustee (the “Indenture”).

The Notes are general unsecured senior obligations of the Company. Interest is payable on June 1 and December 1 of each year beginning June 1, 2015 until the maturity date of December 1, 2022. The Company’s obligations under the Notes are guaranteed by certain of the Company’s existing direct and indirect wholly owned domestic subsidiaries that are borrowers or guarantors under the Amended and Restated Credit Agreement (defined below).

A copy of the Indenture, including the form of the Notes, is attached as Exhibit 4.1 hereto, the terms of which are incorporated herein by reference. The foregoing description of the Indenture, including the form of the Notes, is qualified in its entirety by reference to the full text of the Indenture, including the form of the Notes.

Amended and Restated Credit Agreement. On November 21, 2014, the Company, Collotype International Holdings Pty Limited (“Collotype”) and certain other subsidiaries entered into the Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with various lenders, Bank of America, N.A. as Administrative Agent, Swing Line Lender and U.S. L/C Issuer (“Bank of America”), and Westpac Banking Corporation, as Australian Administrative Agent and Australian L/C Issuer (“Westpac”).

The Amended and Restated Credit Agreement provides a new five year $500,000,000 credit facility with a consortium of bank lenders with an expiration date in 2019. The aggregate commitment amount of $500,000,000 under the Amended and Restated Credit Agreement is comprised of the following: (1) a $460,000,000 revolving credit facility (the “U.S. Sub-Facility”) that allows the Company to borrow in certain alternative currencies up to the equivalent of $50,000,000; and (ii) an Australian dollar equivalent of a $40,000,000 revolving credit facility (the “Australian Sub-Facility”).

The Amended and Restated Credit Agreement may be used to repay indebtedness under the Company’s previously existing credit facilities, for working capital, capital expenditures and other corporate purposes and to fund permitted acquisitions (as defined in the Amended and Restated Credit Agreement). Loans under the U.S. Sub-Facility bear interest either at (i) the Base Rate (as defined in the Amended and Restated Credit Agreement) plus the applicable margin for such loans, which ranges from 0.50% to 1.50%; or (ii) the applicable London interbank offered rate, plus the applicable margin for such loans, which ranges from 1.50% to 2.50% based, in each case, on the Company’s consolidated senior secured leverage ratio at the time of the borrowing; provided that non-Dollar denominated loans under the U.S. Sub-Facility bear interest only as provided in clause (ii). Loans under the Australian Sub-Facility bear interest at the BBSY Rate (as defined in the Amended and Restated Credit Agreement) plus the applicable margin for such loans, which ranges from 1.50% to 2.50% based on the Company’s consolidated senior secured leverage ratio at the time of the borrowing.

The Company intends to borrow approximately $175,000,000 under the U.S. Sub-Facility and approximately $29,000,000 under the Australian Sub-Facility which will be used, together with the net proceeds of the Notes, to repay all outstanding obligations under the Company’s existing credit facilities and to pay costs and expenses incurred in connection with the issuance of the Notes and the execution of the Amended and Restated Credit Agreement. It is a condition of the Company’s ability to borrow under the Amended and Restated Credit Agreement that the Notes are issued.

The Amended and Restated Credit Agreement contains customary representations and warranties as well as customary negative and affirmative covenants which require the Company to maintain the following financial covenants at December 31, 2014 and the end of each quarter thereafter: (i) a maximum consolidated senior secured leverage ratio of no more than 3.50 to 1.00; (ii) a maximum consolidated leverage ratio of no more than 4.50 to 1.00; and (iii) a minimum consolidated interest coverage ratio of not less than 4.00 to 1.00. The Amended and Restated Credit Agreement contains customary mandatory and optional prepayment provisions, customary events of default, and is secured by the capital stock of subsidiaries, intercompany debt and all of our property and assets, but excluding existing and non-material real property.

A copy of the Amended and Restated Credit Agreement is attached as Exhibit 10.1 hereto, the terms of which are incorporated herein by reference. The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture governing the 6.125% Senior Notes due 2022, including the form of the 6.125% Note, among Multi-Color Corporation, the guarantors party thereto and U.S. Bank, National Association, as Trustee, dated November 21, 2014.

10.1	Amended and Restated Credit Agreement, made and entered into as of November 21, 2014, by and among Multi-Color Corporation, Collotype International Holdings Pty Limited, Bank of America as Administrative Agent and Westpac Banking Corporation as Australian Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTI-COLOR CORPORATION

Date: November 21, 2014	By:	/s/ Sharon E. Birkett
Name: Sharon E. Birkett
Title: Vice President, Chief Financial and
Accounting Officer, Secretary